Glen Ellyn, Illinois	Contact: Scott W. Hamer
April 29, 2011	President/CEO
Company Release	630-545-0900

COMMUNITY FINANCIAL SHARES, INC.
ANNOUNCES RESULTS FOR THE FIRST QUARTER 2011

Community Financial Shares, Inc. (OTCBB: CFIS) (the “Company”), the holding company for Community Bank-Wheaton/Glen Ellyn (the “Bank”), reported net income (unaudited) for the three months ended March 31, 2011 of $129,000 compared to net income of $110,000 for the comparable prior year period.  Net income available to common shareholders, which takes into account the impact of preferred stock dividends, totaled $19,000 and $1,000 for the three months ended March 31, 2011 and 2010, respectively.  For the three months ended March 31, 2011, basic and diluted earnings per share totaled $0.02 compared to basic and diluted earnings per share of $0.00 for the three months ended March 31, 2010.  The increase in net income for the three months ended March 31, 2011 is primarily the result of the net effect of a $308,000 decrease in interest expense, a $67,000 decrease in provision for loan losses, a $226,000 increase in noninterest income, a $267,000 increase in noninterest expense and a $281,000 decrease in interest income.

Total assets at March 31, 2011 were $335.6 million, which represents a decrease of $11.5 million, or 3.3%, compared to $347.1 million at December 31, 2010.  Decreases in loans receivable and cash and cash equivalents of $17.4 million were partially offset by increases in investment securities, interest bearing time deposits and other real estate owned (“OREO”) totaling $7.7 million.  Loans receivable decreased $8.5 million, or 3.8%, to $213.1 million at March 31, 2011 from $221.6 million at December 31, 2010 and cash and cash equivalents decreased $8.9 million, or 27.5%, to $23.6 million at March 31, 2011 from $32.5 million at December 31, 2010.  Investment securities increased $4.9 million, or 11.3%, to $48.1 million at March 31, 2011 from $43.2 million at December 31, 2010 primarily as a result of low loan demand and opportunities in the agency bond market.  Interest bearing time deposits increased $249,000, or 5.2%, to $5.1 million at March 31, 2011 from $4.8 million at December 31, 2010 and other real estate owned increased $2.5 million, or 83.7%, to $5.5 million at March 31, 2011 from $3.0 million at December 31, 2010.  The decrease in loans receivable and increases in other real estate owned during the three months ended March 31, 2011 are primarily due to the Bank taking possession of three properties totaling $2.6 million through foreclosure proceedings and transferring them to other real estate owned.  Included in other real estate owned at March 31, 2011 are two one-to-four family residences, three multi-unit condominium buildings, one mixed-use commercial/residential property, two commercial properties and one small parcel of land.  Deposits decreased $11.6 million, or 3.8%, to $297.5 million at March 31, 2011 from $309.1 million at December 31, 2010.  This decrease primarily consists of decreases in: (1) interest-bearing demand deposit accounts of $7.1 million, or 8.8%, to $73.2 million at March 31, 2011 from $80.3 million at December 31, 2010; (2) certificates of deposit of $5.8 million, or 5.3%, to $103.6 million at March 31, 2011 from $109.4 million at December 31, 2010; and (3) noninterest-bearing demand deposit accounts of $2.6 million, or 7.8%, to $31.4 million at March 31, 2011 from $34.0 million at December 31, 2010.  These decreases were partially offset by increases in money market accounts of $1.3 million, or 3.8%, to $35.9 million at March 31, 2011 from $34.6 million at December 31, 2010 and regular savings accounts of $2.6 million, or 5.2%, to $53.4 million at March 31, 2011 from $50.8 million at December 31, 2010.  The percentage of regular savings accounts to total deposits increased to 18.0% at March 31, 2011 from 16.4% at December 31, 2010 and the percentage of certificates of deposit to total deposits decreased to 34.8% at March 31, 2011 from 35.4% at December 31, 2010.  Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $200,000, or 1.4%, to $14.3 million at March 31, 2011 from $14.5 million at December 31, 2010.

Stockholders’ equity remained unchanged at $17.8 million at March 31, 2011 and December 31, 2010.  An increase in stockholders’ equity was primarily due to the Company’s net income for the three months ended March 31, 2011 partially offset by a decrease of $33,000 in the Company’s accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio.  As of March 31, 2011 there were 1,245,267 shares of Company common stock outstanding, resulting in a tangible book value1 of $8.66 per share at that date.

1 Tangible book value provides a method to assess the level of tangible net assets on a per share basis and is not determined in accordance with GAAP.  The information to reconcile tangible book value to GAAP book value can be found on page 5.

Net interest income before provision for loan losses increased $28,000, or 1.1%, to $2.7 million for the three months ended March 31, 2011 as compared to the comparable prior year period.  A decrease in the average yield on interest-earning assets of 34 basis points to 4.49% for the three months ended March 31, 2011 from 4.83% for the prior year period was offset by a decrease in the average cost of interest-bearing liabilities of 45 basis points to 0.95% for the three months ended March 31, 2011 from 1.40% for the three months ended March 31, 2010.  The net interest margin, expressed as a percentage of average earning assets, increased 7 basis points to 3.59% for the three months ended March 31, 2011 from 3.52% for the three months ended March 31, 2010.  The average yield on loans decreased 5 basis points to 5.33% for the three months ended March 31, 2011 from 5.38% for the comparable prior year period.  This decrease is primarily due to the increase in nonperforming loans.  The largest component of nonperforming loans is residential real estate loans, which increased $8.2 million, or 316.7%, to $10.8 million, or 77.3% of total nonperforming loans at March 31, 2011, from $2.6 million, or 22.9% of total nonperforming loans, at March 31, 2010.  This increase was partially offset by a decrease in nonperforming real estate construction loans, which decreased $3.0 million or 84.0%, to $572,000 at March 31, 2011 from $3.6 million at March 31, 2010 and now represent 4.1% of total nonperforming loans.

The provision for loan losses totaled $173,000 for the three months ended March 31, 2011 and $240,000 for the prior year period.  The decrease in the provision is the result of management’s quarterly analysis of the allowance for loan loss.  Nonperforming loans decreased $6.3 million to $14.0 million, or 4.2% of total assets, at March 31, 2011 from $20.3 million, or 5.8% of total assets, at December 31, 2010.  The ratio of the allowance for loan losses to nonperforming loans totaled 37.0% and 37.8% at March 31, 2011 and December 31, 2010, respectively.  Management continues to take aggressive actions in identifying and disposing of problem credits.

Noninterest income increased $226,000 for the three months ended March 31, 2011 as compared to the comparable prior year period.  The increase is primarily due to an increase in gain on sale of securities of $104,000 and an increase in gain on sale of loans of $61,000, which was partially offset by a decrease of $29,000 in service charges on deposit accounts.

Noninterest expense increased $267,000, or 9.4%, to $3.1 million for the three months ended March 31, 2011 as compared to the comparable prior year period.  This increase is primarily due to increases in professional fees, including attorneys’ fees of $84,000, FDIC insurance premiums of $82,000 and salary and benefit expense of $82,000.  These increases are partially offset by decreases in other real estate owned expenses of $15,000 and advertising and marketing expenses of $12,000.  The increase in professional and attorneys’ fees are related to the $2.5 million increase in OREO to $5.5 million at March 31, 2011 compared to $3.0 million at December 31, 2010.

Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $335.6 million in assets at March 31, 2011.  Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

For further information about the Company and the Bank visit them on the world-wide-web at www.cbwge.com.  In addition, information on the Company’s stock can be found at www.otcbb.com under the symbol CFIS.

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Community Financial Shares, Inc.
Selected Consolidated Financial Data: (Unaudited)	March 31,	December 31,
(In thousands)	2011	2010
Total assets	$335,550	$347,096
Loans receivable, net	213,116	221,607
Investment securities available-for-sale	48,061	43,175
Deposits	297,485	309,080
FHLB Advances and other borrowings	14,300	14,500
Stockholders' equity	17,759	17,755
Nonperforming assets	19,554	23,302
Nonperforming loans	14,028	20,294
Allowance for loan losses	5,190	7,679
Selected ratios:
Total equity to total assets	5.29%	5.12%
Allowance for loan losses as a % of nonperforming assets	26.5%	33.0%
Allowance for loan losses as a % of loans	2.38%	3.35%
Market value per share	$3.50	$6.60
Quarterly net interest margin (1)	3.59%	3.46%
Subsidiary Bank:
Tier 1 capital to average assets	5.30%	5.35%
Tier 1 capital to risk-weighted assets	7.26%	7.28%
Total capital to risk-weighted assets	8.52%	8.55%

	Three months ended
	March 31,
Selected operating data: (Unaudited)	2011	2010
(In thousands, except per share data)
Interest income	$3,338	$3,619
Interest expense	672	981
Net interest income	2,666	2,638
Provision for loan losses	173	240
Net interest income after provision for loan losses	2,493	2,398
Noninterest income	709	483
Noninterest expense	3,096	2,829
Income before income tax	106	52
Income tax benefit	(23)	(58)
Net income	129	110
Preferred stock dividends and accretion	(110)	(109)
Net income available to common shareholders	$19	$1

Earnings per share - basic	$0.02	$-
Earnings per share - diluted	$0.02	$-

Selected performance ratios:
Return on average assets (1)	0.16%	0.13%
Return on average equity (1)	2.44%	1.72%
Noninterest expense to average total assets (1)	3.77%	3.40%
Net interest margin (1)	3.59%	3.52%
Average total assets	$333,315	$337,524
Average total equity	21,464	25,976

(1)  Annualized.

Tangible book value provides a method to assess the level of tangible net assets on a per share basis.  Tangible book value is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States ("GAAP").  The Company's management uses this non-GAAP measure in its analysis of the Company's performance.  This measure should not be considered a substitute for book value per share value, a GAAP basis measure, nor should it be viewed as a substitute for operating results determined un accordance with GAAP.  Management believes the presentation of tangible book value per share provides useful supplemental information that is essential to a proper understanding of the financial results of the Company.

Tangible book value per share:
Total capital	$17,759	$17,755
Less: Preferred equity	6,970	6,970
Tangible common equity	$10,789	$10,785
Outstanding common shares	1,245,267	1,245,267
Tangible book value per share	$8.66	$8.66